EXHIBIT 10.2
                   CONTRACT AND LICENSE AGREEMENT BETWEEN THE
                REGISTRANT AND JOHN POPOVICH, DATED JULY 23, 2001


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                         CONTRACT AND LICENSE AGREEMENT

                                  John Popovich
                                       And
                    New Millennuim Media International, Inc.

THIS CONTRACT is made and entered into this 23rd day of July 2001 in Pinellas County, Florida by and between John Popovich (hereafter referred to as "Popovich"), 130 South Cedros Avenue #170, Solana Beach, CA 92075, Tel:
858-259-8190, Fax: 858-259-3829, email: aerosphe@pacbell.net and new Millennium Media International, Inc. ((hereafter referred to as "NMMI"), Suite 300, 101 Philippe Parkway, Safety Harbor, Florida 34695, (727) 797-6664, email: nmmi2000@aol.com.

WHEREAS, Popovich is a talented scientist and inventor well studied in engineering and electronics.

WHEREAS, Popovich represents that he has invented and is in the process of developing an electronic LED video display device (referred to hereafter as "OnScreen Large Scale Video Display" or by the initials "OSD") for which he will make application for a provisional patent in the United States Patent and Trademark Office and within the following year granted by this application appy for U.S. and foreign patents as deemed desirable.

WHEREAS, "OSD" is a radical new type of LED video display technology that provides greatly reduced cost, weight and volume when compared to past systems. Additionally, "OSD" allows for the manufacture of electronic video displays with greatly increased brightness and resolution.

WHEREAS, NMMI is willing to advance certain financial support to Popovich for the development of the "OSD" in partial consideration for an exclusive license in the patent for the manufacture, sale and marketing of direct view video displays with angular dimension greater than 30 inches.

                                   WITNESSETH

FOR AND IN CONSIDERATION of the promises, covenants and conditions contained herein, the parties hereto intending to be legally bound, agree as follows:

      1. RECITATIONS. The recitations as stated above, unless in direct conflict with the covenants hereafter shall be included as a part of this Agreement. In the event of any such direct conflict in terms, then the terms hereafter of this Agreement shall govern.

      2. DISCLOSURE. As the development of the "OSD" progresses Popovich shall make a full disclosure of the "OSD" to those employees and agents of NMMI who shall be designated by NMMI as its representatives. Popovich shall explain in full detail the structure and operations of the "OSD" and shall answer to the best of his ability all questions asked by NMMI's representatives. Popovich shall explain in full detail the structure and operations of the "OSD" and shall answer to the best of his ability all questions asked NMMI's representatives. Popovich shall submit to NMMI all writings relating to the "OSD" and shall permit NMMI to copy those writings. Popovich shall furnish upon request additional information and reasonably assist NMMI's representatives to understand and evaluate the novelty and utility of the "OSD". The contents of such disclosure, explanation and writings are proprietary information and

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            such disclosure, explanation, and writings are given solely to enable NMMI to evaluate the "OSD" and conduct patent and infringement surveys if it so desires. All reasonable expenses incurred by NMMI in furnishing the assistance and information required under this paragraph shall be paid for by NMMI.

      3. GRANT OF LICENSE. Popovich by these presents does hereby grant unto NMMI full and exclusive license in and to the "OSD" as described herein and all related patents as well as subsequent improvements, updates and upgrades and related patents and applications for the territory of the United States of America and for all foreign countries. This grant of license hereby provides to NMMI the exclusive right for the manufacture, use and sale of, in and to the "OSD" for direct view video displays with angular dimension greater than 30 inches. This license is valid for the entire patent term and may be reordered in the United States Patent and Trademark Office and such other domestic and/or foreign government office as determined by NMMI to be in the best interest of NMMI. Further it is acknowledged that John Thatch, President and CEO of NMMI is a crucial and important element in the introduction, execution and implementation of this agreement. If for any reason John Thatch is no longer employed with NMMI, it is a condition of this agreement that he be involved to his satisfaction, with terms between NMMI and himself to continue in this project.

      4. POPOVICH REPRESENTATIONS AND WARRANTIES. Popovich represents and warrants as follows:

            (a) It is anticipated tha the "OSD" shall be in prototype form in no more than 60 days from the date of receipt of the first $50,000.00 payment from NMMI to Popovich and with the condition that the second payment of $50,000.00 from NMMI to Popovich is received within 30 days of the first payment.

            (b) Popovich is the sole, exclusive owner of all rights to the "OSD" and that Popovich has the full right and authority to grant this exclusive license for the manufacture, use and sale of the "OSD". Popovich has executed no agreement in conflict herewith and Popovich has not granted, nor shall he grant during the term of this Agreement, to any other person, firm or corporation any right, license, shop right or privilege in, to or regarding the "OSD" other than as specifically provided in this Agreement.

            (c) To the best knowledge of Popovich no other device similar to the "OSD" has been produced or developed and the "OSD" is original to Popovich and patentable.

      5. NMMI OBLIGATIONS. During the period of this Agreement NMMI shall diligently pursue the funding, marketing, partnering, and licensing of the "OSD" to provide for the development of useful and profitable products. NMMI will receive and hold in confidence all information and assistance required by this Agreement and take all reasonable measures to prevent disclosure of confidential information of others.

      6. NMMI TERMINATION OBLIGATIONS. If, for any reason, this Agreement is terminated prior to its natural expiration, the duties of NMMI shall be as follows:

            (a) NMMI shall return promptly all writings submitted by Popovich to NMMI.

            (b) NMMI shall instruct its representatives to hold in confidence all information received from Popovich until such information is available to the public generally or to its competitors.

            (c) NMMI shall not continue to license "OSD" technology or products. (d) NMMI shall pay Popovich all monies owed under the terms of this agreement.

            (e) The proprietary information given to NMMI as provided for in this Agreement will not be used by NMMI, embodied in any of its products, or exploited in any way by NMMI. The term "proprietary information" means information, whether written or oral, identified as proprietary and not generally available to the public. The term shall not include:


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                  (i)   Information, which at the time of disclosure, had been
                        previously published.

                  (ii) Information which is published after disclosure unless such publication is a breach of this agreement.

                  (iii) Information which, prior to disclosure to NMMI, was
                        already in the possession of NMMI as evidence by written records kept in the ordinary use course of business by NMMI or by proof of actual use by NMMI.

                  (iv) Information which, subsequent to disclosure, is obtained by NMMI from a third person who is lawfully in possession of such information and not in violation of any contractual, legal or fiduciary obligation to Popovich with respect to such information and does not require NMMI to refrain from disclosing such information to others.

      7. POPOVICH TERMINATION OBLIGATIONS. If, for any reason, this Agreement is terminated prior to its natural expiration, Popovich shall be under no obligation to NMMI.

      8. DESCRIPTION OF "OSD" TECHNOLOGY. The "OSD" is briefly described as an array of light emitting diodes (LEDs) placed periodically on a porous metal screen. The metal screen forms an X-Y grid of electrical conductors to provide power for LED operation. In addition, the screen serves to transfer heat from the LEDs to the local environment via fluid flow thru and along the screen and may act as a tensile structural element. The screen is composed of dielectrically coated metal wires that act as electrical, thermal, and structural conductors.

      9. "OSD" COST SAVINGS TO LED INDUSTRY. It is anticipated "OSD" will result in a cost savings to the LED industry in the following manner:

            (a) Manufacturing COSTS. Reel-to-reel processes (more akin to printing) used to manufacture the screen and to place and bond LEDs in "OSD" are innately less costly than the planar X-Y processes used in past LED video displays.

            (b) Material COSTS. "OSD" uses a woven metal wire screen instead of the rigid planar printed circuit boards of past systems, allowing great savings both in cost per pound and the fact that much less weight of screen is required per unit area.

            (c) Structure COSTS. "OSD" may be configured as a tensile structure and tensile structures require much less material than stiffness dependent structures.

            (d) Storage, SHIPPING, HANDLING AND SETUP COSTS. OSD's lightweight and ability to be rolled up offer significant saving in storage, shipping, handling and setup.

            (e) Life CYCLE COST. LED lifetime, brightness and efficiency degrade with increasing LED junction temperature. "OSDs" ability to dramatically reduce the junction to environment thermal resistance means a lower junction temperature for any given brightness thus allowing reduced operating cost and increased durability.


      10. ADDITIONAL ADVANTAGES AND CONVENIENCES OF "OSD". The following characteristics and properties of "OSD" add to it's overall advantages:

            (a) Weight. "OSDs" weight per unit area is greatly reduced when compared to past systems due in part to the weight difference between screen and rigid circuit boards and in part to the difference between packaged and bare LED die, but to a much

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                  larger extent when configured as a tensile structure due to the dramatic weight difference between tensile stiffness dependent structures.

            (b) Volume. "OSDs" volume is minimized by its reduced thickness and also by its ability to be rolled up for storage, shipping and handling.

            (c) Resolution. "OSD" may have much higher resolution than past systems due to its use of bare LEDs which have 1/30th the projected area of a T1 3/4 (5mm) package and because of greatly improved heat transport which allows for closer pixel spacing without overheating.

            (d) Brightness. "OSD" can provide greatly increased brightness by closer pixel spacing and by a dramatically improved heat transport scheme.

            (e) "OSD" PRODUCTS. "OSD" products include fixed and mobile large-scale video displays and large screen televisions for commercial or residential use. An example of a completely new product made possible by this technology is "Nightwatch".

            (f) "NIGHTWATCH" Television screens are typically vertically oriented to accommodate standing or sitting viewers. But we also like to watch television while in bed and supine would be best accommodated by a ceiling mounted horizontally oriented video display. The weight and depth of conventional televisions makes this a difficult proposition. "OSD" makes this a compelling product to develop.

      11. PROOF OF CONCEPT DEVELOPMENT PROGRAM. NMMI will provide funding for a 60-day program to develop a proof-of-concept prototype "OSD" video display. Popovich will manufacture a prototype array at least 2 inches by 2 inches in size with a minimum of 50 pixels per square inch with each pixel containing 1 red, 1 green, and 1 blue light emitting diode. The display will be configured to allow mating to an existing video display control systems. In addition, Popovich will file a provisional U.S. patent application for the "OSD" technology during the course of the development program.

      12. FUNDING. In consideration for the privileges and obligations of this agreement and for the development of a proof-of-concept demonstrator, NMMI agrees to pay to Popovich the sum of one hundred thousand dollars ($100,000) as follows:

            (a) $50,000 at start of the project and (b) $50,000 30 days thereafter. This payment shall not reduce or affect the payments due to Popovich under the license agreement referred to in Paragraph 15.

      13. INTELLECTUAL PROPERTY MONOPOLIES. Popovich will be responsible for securing intellectual property monopolies including provisional patent applications, utility patent applications, copyrights and trademarks in the United States and other nations as agreed upon between NMMI and Popovich (hereafter referred to as "Patent Rights"). These costs are to be borne by NMMI and charged against revenues accruing from "OSD" technology before distribution of funds to NMMI and Popovich. Popovich will receive $200/hour for these efforts. After the initial ten hours, Popovich shall first get pre-approval from BMMI before devoting any additional time to securing Patent Rights.

      14. LICENSE. Popovich grants to NMMI the exclusive license in "OSD" technology for direct view LED video displays with the diagonal measurement greater than 30 inches for all purposes, including, but

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            not limited to, the funding, marketing, partnering and sub-licensing of the "OSD" to provide for the development of useful and profitable products.

      15. REVENUE DISTRIBUTION. Revenues accruing to NMMI from "OSD" technology will be distributed as follows: 75% to NMMI and 25% to Popovich with a minimum due Popovich of $50,000.00 during the first year of the contract and $100,000.00 for the second year of the contract and $250,000.00 each year thereafter. Monies due Popovich are to be paid quarterly within 30 days of the end of quarter, starting after prototype is completed. NMMI grants to Popovich or his agents or assigns reasonable access to its business records for the purpose of determining relationships and revenues related to "OSD".

      16. DEFAULT. NMMI will be in default of this agreement if it fails to pay Popovich monies owed in accordance with this agreement within 30 days of their due date. Popovich then has the right to rescind the agreement and/or to enter into agreements with other parties.

      17.   GENERAL PROVISIONS.

            (a) The laws of the State of Florida shall govern this Agreement. This Agreement represents the entire Agreement between the parties with respect to this subject and may be modified or amended only in writing and signed by all parties.

            (b) Any notice, demand or request required or permitted to be given by the parties hereto pursuant to the terms of this Agreement shall be in writing and shall be deemed given when delivered personally or deposited in the U.S. mail, First Class with postage prepaid and addressed to the parties at the addresses of the parties et forth herein or such other address as a part may notify the others in writing.

            (c) The rights and obligations of the parties to this Agreement may only be assigned with the prior written consent of the other party to this Agreement.

            (d) Any party's failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted both parties herein are cumulative and shall not constitute a waiver of any party's right to assert all other legal remedies available to such party under the circumstances.

            (e) Each of the parties to this Agreement aggress upon request to execute any further documents or instruments necessary or desirable to carry out the purpose or intent of this Agreement.

            (f) This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

            (g) Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date as stated below.

New Millennium Media International, Inc.


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By _______________________________             Dated this 23rd day of July 2001
   John "JT" Thatch, President/CEO



John Popovich, individually




______________________________                 Dated this 23rd day of July 2001
       John Popovich